CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to Registration Statement No. 002-57526 on Form N-1A of AIM Growth Series (Invesco Growth Series) (the “Registration Statement”) of our report dated November 24, 2009, relating to the financial statements and financial highlights of Morgan Stanley Convertible Series Trust (the “MS Fund”) appearing in the Annual Report on Form N-CSR of the MS Fund for the year ended September 30, 2009, and to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco Convertible Securities Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
May 26, 2010